                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-65867

                    PROSPECTUS SUPPLEMENT DATED JULY 20, 1999
                                       to
                       Prospectus Dated November 20, 1998

                                 278,246 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated November 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 278,246 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of American Internet Corporation ("American Internet"), by and through a merger of American Internet with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Footnote (2) below (the "Footnote") sets forth a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder. The Prospectus is hereby amended to include this additional shareholder, identified in the table below, who was not specifically identified in the Footnote in the Prospectus as a Selling Shareholder.

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
                                                                                 Number of
                                                                                  Shares
                                        Number of Shares     Percent of        Registered for
                                        Beneficially         Outstanding           Sale
Name of Selling Shareholder             Owned                  Shares            Hereby(1)
----------------------------------------------------------------------------------------------
Charles River Partnership VII(2)          278,246                *                278,246

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*    less than one percent


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     (1) This Registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

     (2) Subsequent to the date of this Prospectus Supplement, the shares held by Charles River Partnership VII. may be distributed to Booth & Co. in addition to those already listed in the Footnote.